Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations: Richard Robuck, VP of Corporate Finance (512) 878-4000 richard.robuck@corp.grandecom.com	Media Relations: Ryan Orendorf, TateAustin for Grande (512) 344-2028 rorendorf@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2006

SAN MARCOS, Texas – March 29, 2007 – Grande Communications® reported financial results for the year ended December 31, 2006, including operating revenues of $189.9 million, net loss of $141.6 million. Included in the company’s net loss in 2006 is a non-cash goodwill impairment loss of $93.6 million associated with acquisitions completed in 2000 and 2002. Grande’s Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) totaled $31.1 million in 2006. Grande grew bundled service revenues by $10.8 million to $146.1 million in 2006, while network services revenues decreased by $15.6 million to $35.2 million in 2006.

Company Highlights:

•	Adjusted EBITDA grew to $31.1 million in 2006, an increase of 13% over 2005

•	Adjusted EBITDA totaled $8.7 million in Q4 2006

•	Grande ended 2006 with $43.9 million in cash and cash equivalents

•	Grande increased connections by 7% in 2006 and ended the year with 295,124 connections

Revenue and Cost of Service Detail

	Three Months Ended			Year Ended
($s in thousands)	December 31, 2005	September 30, 2006	December 31, 2006	December 31, 2005	December 31, 2006

Bundled Services
Revenue
Video	$12,975	$14,468	$14,738	$50,064	$57,368
Voice	14,703	14,267	14,063	58,706	57,586
Data	7,117	7,878	8,055	26,555	31,110

Total Revenue	$34,795	$36,613	$36,856	$135,325	$146,064
Cost of Service	9,627	10,431	9,043	37,325	39,776
Cost of Service %	28%	28%	25%	28%	27%
Broadband Transport
Revenue	$2,329	$2,139	$2,184	$8,574	$8,584
Cost of Service	388	321	264	1,382	1,137
Cost of Service %	17%	15%	12%	16%	13%
Network Services
Revenue	$11,267	$8,731	$8,151	$50,832	$35,219
Cost of Service	7,379	5,953	4,920	33,808	23,018
Cost of Service %	65%	68%	60%	67%	65%
Total Company
Revenue	$48,391	$47,483	$47,191	$194,731	$189,867
Cost of Service	17,394	16,705	14,227	72,515	63,931
Cost of Service %	36%	35%	30%	37%	34%

2006 Compared to 2005

Operating Revenues. Operating revenues for 2005 and 2006 were $194.7 million and $189.9 million, respectively, a decrease of $4.8 million, or 2% primarily as a result of a $15.6 million decrease in operating revenues from network services, partially offset by growth in bundled services revenue of $10.8 million.

Operating revenues for bundled services for 2005 and 2006 were $135.3 million and $146.1 million, respectively, an increase of $10.8 million, or 8%. The increased revenues from bundled services were primarily due to growth in the number of connections, from 276,142 as of December 31, 2005, to 295,124 as of December 31, 2006, and, to a lesser extent, from the cable rate increases described below. The additional connections and revenues resulted primarily from the continued increase in penetration of existing marketable homes and to a lesser extent sales into marketable homes built passed in 2006.

Operating revenues for cable television services for 2005 and 2006 were $50.1 million and $57.4 million, respectively, an increase of $7.3 million, or 15%. Approximately 34% of the $7.3 million increase is due to the annual rate increase that occurred in January 2006, with the remainder due to increased connections and an increased number of customers adding premium services and advanced services, such as HD and DVR.

Operating revenues for telephone services for 2005 and 2006 were $58.7 million and $57.6 million, respectively, a decrease of $1.1 million, or 2%, due to a 6% decrease in average monthly revenue per unit, offset by 1% growth in telephone connections. Approximately 41% of the decrease in average monthly revenue per unit was due to a regulatory mandated reduction in meet point billing access rates.

Operating revenues for broadband Internet and other services for 2005 and 2006 were $26.6 million and $31.1 million, respectively, an increase of $4.5 million, or 17%, primarily as a result of growth in broadband Internet connections which increased approximately 18% in 2006 over 2005. Select operating metrics follow:

Selected Operational Metrics

	Quarter Ended
	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006

Operating Data: (1)
Marketable homes passed	331,173	336,596	334,528	335,818	337,025
Customers	136,109	138,793	136,920	138,542	137,542
Number of connections :
Cable television	89,417	92,174	91,156	93,709	93,778
Telephone	114,621	116,789	116,463	117,071	116,229
Broadband Internet and other	72,104	77,183	79,372	83,229	85,117

Total connections	276,142	286,146	286,991	294,009	295,124

Average monthly revenue per:
Customer	$85.59	$87.15	$88.64	$88.61	$89.00
Cable television	48.82	50.74	52.15	52.18	52.40
Telephone	42.93	42.23	41.72	40.73	40.18
Broadband Internet and other	33.85	33.31	32.87	32.30	31.90

(1)	Grande sold certain off-net MDU assets in Dallas, or assets outside of Grande’s broadband networks, for net proceeds of $2.5 million in two closings. The first closing occurred on March 31, 2006, with net proceeds of $1.9 million, and the second closing occurred on June 19, 2006 with net proceeds of $0.6 million. The operating data for the quarter ended June 30, 2006 is adjusted to reflect the impact of the sale. The effect of the asset sale on operating data for the quarter ended June 30, 2006 is shown in the table below:

Reduction in operating data resulting from asset sale
Marketable homes passed	3,811
Customers	1,623
Number of connections
Cable television	1,623
Telephone	—
Broadband Internet and other	—

Total connections	1,623

Operating revenues for broadband transport services for 2005 and 2006 were flat at $8.6 million. These services have experienced circuit attrition and pricing compression, which has outpaced customer growth in 2004, 2005, and the first half of 2006. Revenues for broadband transport services increased during the second half of 2006 compared to the second half of 2005 due to moderate customer growth.

Operating revenues for network services for 2005 and 2006 were $50.8 million and $35.2 million, respectively, a decrease of $15.6 million, or 31%. This decrease was driven by three factors. First, Grande experienced a decrease in domestic carrier switched services revenue, which fell by $9.6 million as a result of a decrease in volume. Second, the decision to de-emphasize the international carrier switched services business, which has historically been marginally profitable, resulted in a decrease of $3.9 million. Finally, reciprocal compensation revenue decreased by $2.0 million from 2005 to 2006 due to a regulatory mandated reduction.

Cost of Revenues. Cost of revenues for 2005 and 2006 were $72.5 million and $63.9 million, respectively, a decrease of $8.6 million, or 12%. The decrease in the overall cost of revenues was primarily due to the decrease in network services revenue, which resulted in a decrease in the variable component of network services costs. Cost of revenues as a percentage of revenues decreased from 37% of revenues in 2005 to 34% of revenues in 2006.

Selling, General and Administrative Expense. Selling, general and administrative expense for 2005 and 2006 was $96.0 million and $97.8 million, respectively, an increase of $1.8 million, or 2%. The increase is primarily due to the cost of growing the bundled services business, increased focus on customer service, and management changes that occurred during 2006. As Grande grows the bundled service business, expenditures on sales and marketing, installing new customers, and billing increase. The company has also increased its investment in its call centers in order to improve the customer experience and drive sales from this sales channel. Finally, Grande integrated new individuals on its senior management team who replaced former members of the team. Selling, general and administrative expense increased as a percentage of revenues from 49% to 52% largely due to the 31% decrease in network service revenue relative to the fixed cost components included in selling, general and administrative as well as the growth in selling, general and administrative costs described above. Grande expects selling, general and administrative expense to decrease in 2007, as it stabilizes the management team, focuses on cost reductions and gains operational efficiencies.

Gain on Disposal of Assets. The gain on disposal of assets for 2005 and 2006 was $0.4 million and $2.4 million, respectively, an increase of $2.0 million. The increase was chiefly due to the sale of certain off-net MDU assets during the first half of 2006 for net proceeds of $2.5 million.

Goodwill Impairment Loss. Grande performed its annual process to test the carrying value of goodwill as of October 1, 2005 and 2006, on the wholesale and retail reporting units, as determined in accordance with Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets (“SFAS No. 142”). For the 2005 annual impairment test, Grande determined the fair values of the reporting units based on a combination of (i) estimated discounted future cash flow projections, as well as assumptions of terminal value and (ii) market multiples for comparable companies. During the 2006 annual impairment test, the company engaged a third-party appraisal firm, American Appraisal Associates Inc. (American Appraisal), to assist us in the determination of the fair value of the reporting units, based in part on estimates developed by management based on a combination of (i) estimated discounted future cash flow projections, as well as assumptions of terminal value and (ii) market multiples for comparable companies.

In 2005, the goodwill impairment test resulted in an impairment loss of $39.6 million, the entire amount of goodwill associated with the wholesale reporting unit. The wholesale reporting unit includes the assets, including a portion of the goodwill associated with the Thrifty Call acquisition, liabilities, and cash flows from network services. During the last half of 2005, Grande revised projections downward for the network services line of service based on Grande’s revised business strategy, trends in the industry and management’s analysis of the competitive environment, which negatively impacted the wholesale reporting unit’s future cash flow projections.

In 2006, the goodwill impairment test resulted in an impairment loss of $93.6 million, the entire amount of goodwill associated with the retail reporting unit. Grande also used American Appraisal to assist in the determination of the value of the significant tangible and intangible long-lived assets of the reporting unit as part of this impairment calculation. The retail reporting unit primarily includes the assets, including a portion of the goodwill from the Thrifty Call acquisition and all of the goodwill associated with the ClearSource merger, liabilities and cash flows from bundled services and broadband transport services. During 2006, the new management team transitioned the retail business from entrepreneurial to operational while setting projections in line with the current competitive environment and liquidity position. The downward revision to the future cash flow projections resulted in lower fair value of the retail reporting unit.

Q4 2006 Compared to Q4 2005

Operating Revenues. Grande’s operating revenues for Q4 2005 and 2006 were $48.4 million and $47.2 million, respectively, a decrease of $1.2 million, or 2%, driven primarily by a $3.1 million decrease in operating revenues from network services. This decrease in overall operating revenues was partially offset by the $2.1 million, or 6%, increase in revenues from bundled services. Bundled services growth was driven by the addition of 18,982 connections during 2006, and, to a lesser extent, from the cable rate increase that occurred in January 2006. Revenue and connection growth was primarily from continued penetration growth of marketable homes.

Operating revenues for cable television services for Q4 2005 and 2006 were $13.0 million and $14.7 million, respectively, an increase of $1.7 million, or 13%. Approximately 28% of the $1.7 million increase is due to an annual rate increase that occurred in January 2006. Operating revenues for telephone services for Q4 2005 and 2006 were $14.7 million and $14.1 million, respectively, a decrease of $0.6 million, or 4%, due to a 6% decrease in average monthly revenue per unit, offset by 1% growth in telephone connections. Approximately 31% of the decrease in average monthly revenue per unit was due to a regulatory mandated reduction in meet point billing access rates in July of 2006. Operating revenues for broadband Internet and other services for Q4 2005 and 2006 were $7.1 million and $8.1 million, respectively, an increase of $1.0 million, or 14%, primarily as a result of growth in broadband connections of approximately 18% offset by a 6% decline in average monthly revenue per unit.

Operating revenues for broadband transport services for Q4 2005 and 2006 were $2.3 million and $2.2 million, respectively, a decrease of $0.1 million. Operating revenues for network services for Q4 2005 and 2006 were $11.3 million and $8.2 million, respectively, a decrease of $3.1 million, or 27%. Grande experienced a decrease in domestic carrier switched services revenue, which fell by $2.6 million, as a result of a decrease in volume. Grande’s decision to de-emphasize the international carrier switched services business, which has historically been marginally profitable, resulted in a decrease of $0.5 million.

Cost of Revenues. Cost of revenues for Q4 2005 and 2006 were $17.4 million and $14.2 million, respectively, a decrease of $3.2 million, or 18%. As network services revenues declined by 27%, network services costs declined by 33%. Additionally, the company reduced accrued programming costs by $1.4 million in Q4 2006. Cost of revenues decreased as a percentage of revenues from 36% to 30% for Q4 2005 and 2006, respectively.

Selling, General and Administrative Expense. Selling, general and administrative expense for Q4 2005 and 2006 was $24.0 million and $24.3 million, respectively. Selling, general and administrative expense increased as a percentage of revenues from 50% to 51%, primarily due to the decrease in network service revenue.

EBITDA/Adjusted EBITDA

Grande measures operating performance on net income (loss) before interest income, interest expense, taxes, depreciation and amortization, referred to as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The company believes EBITDA is often a useful measure of a company’s operating performance, and is a significant basis used by management to measure the operating performance of Grande’s business.

Because Grande has funded the build-out of networks by raising and expending large amounts of capital, Grande’s results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of the company’s business, apart from the expenses associated with the physical plant or capital structure. Grande manages all areas of the business to generate positive EBITDA, and when the company has choices about the market or area in which to best deploy resources Grande generally directs resources towards the network construction that is expected to generate the most EBITDA. EBITDA is frequently used as a basis for comparing businesses in this industry, although Grande’s measure of EBITDA may not be comparable to similarly-titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance.

In the first quarter of 2006, Grande began recognizing compensation expense for stock-based compensation in accordance with FASB Statement No. 123R, which is a non-cash item. The Company believes debt issuance costs, goodwill impairments, and non-cash stock-based compensation are similar to amortization or interest expense, in that it is more useful to report EBITDA net of these amounts to better measure operating performance in comparison to prior periods. However, because of the nature of these charges, the Company is referring to EBITDA, net of debt issuance costs, goodwill impairments and non-cash stock-based compensation charges, as “Adjusted EBITDA.”

Adjusted EBITDA was $27.5 million and $31.1 million in 2005 and 2006, respectively, an increase of $3.6 million. The increase was primarily due the increase in the gain on sale of assets of $2.0 million from 2005 to 2006, and to a lesser extent, increasing revenues from the addition of new customers through the build-out of the network over such periods.

Since a significant portion of Grande’s cost of revenues and overhead expenses are generally fixed in nature, increasing revenue should result in further increases in EBITDA/Adjusted EBITDA and in EBITDA/Adjusted EBITDA as a percentage of revenues. To the extent the increased revenues are from adding residential and small business customers for bundled services, which have higher gross margins than network services, EBITDA/Adjusted EBITDA should increase more quickly on a percentage basis. The reconciliation of EBITDA/Adjusted EBITDA to net loss follows:

($s in thousands)	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2006	December 31, 2006	December 31, 2005	December 31, 2006
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(52,981)	$(13,199)	$(105,610)	$(89,770)	$(141,637)
Interest income	(89)	(532)	(457)	(709)	(1,546)
Interest expense	4,837	6,254	6,315	18,801	23,970
Income taxes	—	75	75	125	300
Depreciation & Amortization	16,041	13,365	14,598	59,507	56,037

EBITDA	$(32,192)	$5,963	$(85,079)	$(12,046)	$(62,876)
Stock-based compensation expense	—	143	146	—	377
Goodwill Impairment	39,576	—	93,639	39,576	93,639

Adjusted EBITDA (1)	$7,384	$6,106	$8,706	$27,530	$31,140

(1)	Adjusted EBITDA includes gain on sale of assets of $0.4 million in 2005 and $2.4 million in 2006.

Capital Expenditures and Liquidity

Grande spent approximately $48.2 million and $30.9 million in capital expenditures, including capitalized interest of $3.3 million and $2.2 million, during 2005 and 2006, respectively. The decrease in capital expenditures of $17.3 million was primarily due to the efforts to more efficiently manage the cash position as the company transitions from an entrepreneurial start-up company to an operating company. The capital expenditures amounts described above relate to network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; and corporate and network equipment, such as switching and transport equipment; and billing and information systems.

Grande has also raised net proceeds of approximately $155.0 million from the sale of senior notes since March 2004. On March 23, 2004, the company issued $136.0 million principal amount at maturity of senior notes and in March 2006 raised net proceeds of approximately $30.5 million in a private placement of an additional $32 million in aggregate principal amount of senior notes. Interest on the senior notes is payable semi-annually each April 1 and October 1. Grande used a portion of the net proceeds from the sale of the senior notes in 2004 to repay all amounts outstanding under the company’s then-existing senior credit facility. The senior credit facility was terminated upon repayment and the company recorded $2.1 million of debt extinguishment expenses, including accelerated amortization of debt issuance costs and other expenses of $1.5 million in 2005 relating to the termination. Grande is using the net proceeds from the sale of the additional senior notes in March 2006 for capital expenditures and working capital purposes.

At December 31, 2006, Grande had total cash and cash equivalents of $43.9 million and $177.4 million of long-term debt outstanding, net of current portion, and net of a warrant discount of $1.9 million. Grande may need additional financing to fund operations, undertake initiatives not contemplated by the business plan or obtain additional cushion against possible shortfalls. The company also may pursue additional financing as opportunities arise. Future financings may include a range of different sizes or types of financing, including the sale of additional debt or equity securities. However, Grande may not be able to raise additional funds on favorable terms or at all. Grande’s ability to obtain additional financing depends on several factors, including future market conditions; success or lack of success in penetrating Grande’s markets and growing overall income; future creditworthiness; and restrictions contained in agreements with investors or lenders, including the restrictions contained in the indenture governing the senior notes. These financings could increase the level of indebtedness or result in dilution to equity holders. Additionally, the company currently cannot call the existing bonds until April 2008, which limits Grande’s near-term ability to refinance its bonds in the event better pricing and terms were available to the company in the market.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call on Thursday, March 29, 2007, at 11 a.m. CDT (noon EDT) to discuss earnings for the fourth quarter and full year 2006. Grande CEO Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 909-5202. The conference ID is: 7Grande. A recording of the call will be available at (800) 839-2398 until 11:59 p.m. EDT on Thursday, April 5, 2007.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone and digital cable services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2006	December 31, 2006	December 31, 2005	December 31, 2006
Operating revenues	$48,390	$47,483	$47,191	$194,731	$189,867
Operating expenses:
Cost of revenues	17,393	16,705	14,227	72,515	63,931
Selling, general and administrative	23,957	24,939	24,287	95,992	97,826
Depreciation and amortization	16,041	13,365	14,598	59,507	56,037

Total operating expenses	57,391	55,009	53,112	228,014	217,794

Operating loss	(9,001)	(7,526)	(5,921)	(33,283)	(27,927)
Other income (expense):
Interest income	89	532	457	709	1,546
Interest expense	(4,837)	(6,254)	(6,315)	(18,801)	(23,970)
Other income	—	—	—	750	—
Gain/(loss) on disposal of assets	344	49	(192)	431	2,353
Goodwill impairment loss	(39,576)	—	(93,639)	(39,576)	(93,639)

Total other income (expense)	(43,980)	(5,673)	(99,689)	(56,487)	(113,710)

Net loss	$(52,981)	$(13,199)	$(105,610)	$(89,770)	$(141,637)

Basic and diluted net loss per share	$(4.24)	$(1.05)	$(8.39)	$(7.21)	$(11.30)
Basic and diluted weighted average number of common shares outstanding	12,490	12,534	12,586	12,458	12,530

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$26,719	$43,948
Short-term investments (1)	350	—
Accounts receivable, net	18,884	17,241
Prepaid expenses	1,973	1,823

Total current assets	$47,926	$63,012
Property, plant and equipment, net	$297,183	$271,939
Goodwill	93,639	—
Other intangible assets, net	1,963	1,748
Debt issue costs, net	5,970	5,115
Restricted cash and other assets	3,857	3,227

Total assets	$450,538	$345,041

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,232	$11,981
Accrued liabilities	20,333	20,436
Deferred revenue	6,006	6,546
Current portion of capital lease obligations and note payable	981	3,868

Total current liabilities	$41,552	$42,831
Deferred rent	984	1,268
Deferred revenue	4,374	4,551
Capital lease obligations, net of current portion	14,365	16,634
Long term debt	129,056	160,797
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,346	508,736
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(248,588)	(390,225)

Total stockholders’ equity	260,207	118,960

Total liabilities and stockholders’ equity	$450,538	$345,041

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.